Exhibit 10.1

Personal and Confidential

Issa Jouaneh

[counterpartySignerEmail_i5Wp04j]

Dear Issa Jouaneh:

On behalf of Emerald X Canada Inc. (the “Company”), this confirms your position as President, Connections Group effective January 20, 2025. The terms and conditions of this offer are as set out herein. Once this offer is accepted, it will form the employment agreement (the “Agreement”) between you and the Company. For the purposes of calculating any benefits based on length of service, your seniority date shall be March 22, 2021.

1.
Duties and Reporting. You will perform duties consistent with the position of President, Connections Group and as are reasonably assigned to you from time-to-time. You will continue to report to Hervé Sedky, Chief Executive Officer, as part of the Executive team.
2.
Pre-conditions to Employment. This offer is conditional upon confirmation of your identity, confirmation that you are legally entitled to work in Canada and the successful completion of a background check to the Company’s satisfaction. If there is a delay in the background check processing, this could result in a delay to your start date. This offer of employment is also conditional upon your signature of the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed with this Agreement.
3.
Affiliated Companies. As part of your duties, you may also from time-to-time provide services to the Company’s parent and affiliated companies, although your employment will be solely with the Company. Your services to the parent and affiliated companies are part of your duties to the Company for which you will not receive additional compensation beyond what is set out in this Agreement.
4.
Work Location. You will be based in Ontario. As a condition of being a remote employee, you will be expected to primarily work from the home address you provide the Company (“Home Location”). Depending on the nature of your role, work-related travel may be required. You understand and agree that your home workspace shall be a dedicated and private space, furnished and equipped as appropriate for the position. Any area of your home that is outside of this dedicated and private space is not considered your workspace for the purposes of your employment with the Company. You are required to maintain your home workspace in a professional and safe manner, which is free from distraction and interruption. You also agree to implement appropriate security measures to protect the Company’s materials, confidential and proprietary information and equipment.

If at any time you plan to move your residence outside of the province of Ontario you are required to obtain prior written consent of the Company. You will be required to sign an employment agreement applicable to the jurisdiction of your new province of residence.

5.
Service. You will diligently and faithfully devote your best efforts to advance the interests of the Company and its parent and affiliated companies throughout the term of this Agreement. You represent that you do not have any contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
6.
Vacation. You are entitled to two weeks of vacation time after each of the first two years of employment. After the third and subsequent years of employment, you shall be entitled to three weeks’ vacation time. Your vacation time must always satisfy the minimum applicable employment or labour standards legislation, as amended from time to time (“Applicable Law”). You will receive vacation pay in accordance with Applicable Law. Vacation must be taken in the calendar year in which it is earned, and at time(s) mutually agreeable to you and the Company. Vacation time and pay will be prorated for partial years of employment in accordance with Applicable Law.

In addition to vacation under Applicable Law, you are entitled to unlimited paid time off (PTO) that may be used only after exhausting applicable vacation as detailed above, as well as any other applicable statutory leave in accordance with the Company’s PTO policy as implemented and/or amended from time to time. PTO does not accrue, cannot be carried over from one year to the next, and shall not be paid out at termination of employment for any reason.

7.
Salary. The Company will pay you an annual base salary of USD$ 450,000.00, subject to applicable withholding taxes, by direct deposit and in arrears and in accordance with the Company’s standard payroll practices. You are expected to work all hours required in the performance of your duties. As your base salary is intended to remunerate you for all hours worked, you will not be eligible for overtime pay in accordance with Applicable Law.
8.
Active Employment: “Active Employment” or “Actively Employed” commences on the first day you report for employment with the Company and ends on the later of the last day on which you perform active service for the Company and the end of any applicable statutory notice period under Applicable Law. For greater clarity, you agree that Active Employment or Actively Employed does not include any additional period of notice or payment provided by the Company, contained in this Agreement, or ordered by a Court.
9.
Active Employment in Good Standing: “Actively Employed in Good Standing” or “Active Employment in Good Standing” means you must be Actively Employed and you must not have received any disciplinary documentation or have been on a performance improvement plan in the applicable calendar year.

10.
Bonus. Subject to the below, you will be eligible for an annual performance bonus, with a target incentive of 100% of your base salary. The bonus will be pro-rated for partial years of employment. Employees whose start date is after September 30 will only be eligible for the bonus the following year. Participants who are not actively at work for a period of time due to an approved leave of absence (e.g. maternity leave, parental leave, sick leave, etc.) will receive a bonus payment earned up to and including their final day of Active Employment prior to the commencement of leave. The bonus will be prorated as the number of days as an active employee during the applicable bonus period.

To be eligible for any bonus awarded by the Company, you must be Actively Employed in Good Standing on the date that the bonus is paid out under applicable policies. As such, if you cease to be Actively Employed in Good Standing for any reason prior to the date upon which the bonus is paid, then you are not eligible for any bonus payment, unless Applicable Law requires otherwise.

Whether to pay a bonus and the amount of any such bonus are within the sole discretion of the Company and the payment of bonus in any given year shall not constitute a precedent for any future years. The bonus rewards you for both past performance and the ability/commitment to provide future performance and therefore a bonus is not earned or considered wages until it is paid.

11.
Benefits. During your Active Employment, you will be eligible to participate in the Company’s health and welfare benefit plans, subject to the terms and conditions of the applicable plans and policies. Eligibility to participate in the RRSP contribution plan will commence on the first day of employment. During Active Employment, the Company agrees to match 50% of your RRSP contribution of the first 6% of base salary. You are responsible to ensure that employee/employer contributions to RRSP accounts do not exceed the maximum amounts permitted by Canada Revenue Agency. The Company reserves the right to amend or discontinue its contribution in the future as the Company deems necessary or advisable in its sole and absolute discretion.
12.
Expenses. During your Active Employment, the Company will reimburse you for all reasonable documented out-of-pocket expenses actually, necessarily, and properly incurred by you in the normal course of discharge of your duties.
13.
Policies and Procedures. You are required to comply with the policies and procedures of the Company and its parent and affiliated companies as published and amended by the Company and its parent and affiliated companies in their sole discretion, from time-to-time. In the event of a conflict between those policies and procedures and this Agreement, this Agreement will take precedence.

14.
Personal Information. You agree that the Company may disclose and transfer your personal information and personal employee information to its parent and affiliate companies for the purposes of establishing and managing the employment relationship and in accordance with the Company’s Privacy Policy and applicable privacy legislation. You understand that this disclosure and transfer may result in your personal information and personal employee information being transferred to and stored in another jurisdiction, including the United States of America.
15.
Confidentiality. The Company is engaged in a highly competitive business. It is critical for the success of the Company that we take great care to protect our proprietary and confidential information, technology and competitive position. As a condition of this offer and your employment with the Company, you are required to sign the Proprietary Information and Inventions Agreement attached hereto as Schedule “A” and constituting an integral part of this Agreement. You acknowledge that the terms of Schedule “A” shall survive the termination of your employment with the Company. Notwithstanding anything set forth in the Employee Proprietary Information and Inventions Agreement, you are not precluded from disclosing confidential information to a regulatory or law enforcement agency as permitted by law.
16.
Non-Solicitation of Customers. You agree that during your employment and for a period of twelve (12) months following the termination of your employment for any reason, that you will not solicit by mail, phone, electronic communication, personal meeting, or any other means, either directly or indirectly, business from any customer of the Company who you served or whose name became known to you during your employment with the Company for the purposes of providing products or services similar to those provided by the Company. Your agreement not to solicit means that you will not, during your employment in any capacity, and for a period of twelve (12) months thereafter, initiate any contact or communication, of any kind whatsoever, for the purpose of inviting, encouraging, or requesting any Company customer to transfer from the Company to you, to your new employer, or to any entity to which you have a direct or indirect interest (“Organization”), to open a new account with you, with your new employer or Organization, or to otherwise discontinue its patronage and business relationship with the Company within the Province of Ontario.
17.
Non-Solicitation of Employees. You agree that during your employment and for a period of twelve (12) months from the termination of your employment for any reason, you will not, either directly or indirectly interfere with the employee/independent contractor arrangements between the Company and any of its employees and/or independent contractors and will not in any way solicit, recruit, hire, assist others in recruiting or hiring, or discuss employment or contractual arrangements with any employees or independent contractors of the Company.

18.
Non-Disparagement. During your employment with the Company and post-employment, you agree that you will not directly or indirectly, in writing, orally, or otherwise, including on social media, make any comments of a negative or disparaging nature about the Company or any of its subsidiaries or affiliates or their respective officers, directors, mandataries, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.
19.
Temporary Layoffs. You understand and agree that the Company may implement temporary layoffs as business needs dictate and as permitted by Applicable Law. You further understand and agree that any such temporary layoff will not constitute a termination of employment under this Agreement or a constructive dismissal.
20.
Termination. Your employment may be terminated as follows.

Resignation. If you wish to resign, the Company requests that you provide the Company with not less than two weeks (2) weeks’ advanced notice of your resignation. You acknowledge that the Company may waive this advanced notice period in whole or in part by providing you with the minimum payments and entitlements then required by Applicable Law only.

Termination of Employment for Cause: The Company may terminate your employment without notice or pay in lieu of notice or severance pay (if any) for reasons justifying termination without notice as permitted by Applicable Law (“Cause”). If your employment is terminated for Cause in accordance with this provision, you will be provided with all payments and v required under Applicable Law.

21.
Termination of Employment Without Cause. Subject to any restrictions set out in Applicable Law, following the Probation Period and in the absence of Cause (as defined above), the Company may terminate your employment by providing you with payment equivalent to nine (9) months of base salary, 50% of the previous year’s bonus amount, and nine (9) months of benefits equal to what the you are receiving at the time of termination. Any payment under this subsection in excess of your minimum statutory entitlements at termination shall be subject to your execution of a full and final release and indemnity, in a form satisfactory to the Employer.

This termination provision shall apply to you throughout your employment with the Company, regardless of its duration or any changes to your position or compensation.

22.
Return of Company Property. If your employment ends for any reason, you will return to the Company all documents, contracts, operating statements, records, data, plans, drawings, studies, software, intellectual property and any other property belonging to the Company and/or its parent or affiliated companies or relating to those companies’ business or in any way relating to the affairs of the Company and/or its parent or affiliated companies which may be in your possession or under your control.
23.
Accommodation. The Company has policies in place with respect to the accommodation of employees in accordance with applicable legislation. If you require accommodation, please contact the HRBP to discuss how we can accommodate you in a way that best suits your individual needs.
24.
Compliance. Due to the fact that the Company is part of a multinational group of companies with a parent company in the U.S., you agree to comply with all applicable laws relating to the employment, including but not limited to the anti-corruption and anti-bribery provisions in the U.S. Foreign Corrupt Practices Act and applicable Canadian law. Without limiting the foregoing, you understand that you may not at any time during the employment with the Company, pay, give, provide, or offer, or promise to pay, give, provide or offer, any money or any other thing of value not legitimately due, directly or indirectly, to, or for the benefit of:
(a)
any government or public official, political party, candidate for political office, or public international organization, or
(b)
any other person, firm, corporation or other entity,

with the knowledge or intent that some or all of that money or other thing of value will be paid, given, offered or promised to a government or public official, political party, candidate for political office, or public international organization, for the purpose of obtaining or retaining any business, or to obtain any other unfair advantage, in connection with the Company's business.

25.
Assignment. This Agreement will pass to the Company’s successors or assigns. You may not assign your rights under this Agreement.
26.
Changes. The Company may increase your base salary and vacation and may modify your title, duties, reporting, bonus, commissions, and benefits, without requiring a written amendment to this Agreement, and without causing termination or breach of this Agreement. In the event of such modification(s), all other aspects of this Agreement will remain in full force and effect.
27.
Entire Agreement. This Agreement, including the Proprietary Information and Inventions Agreement at Schedule “A” constitutes the entire agreement between you and the Company relating to your employment relationship and supersedes any prior, contemporaneous, or subsequent statements, representations, warranties, understandings, or inducements of any kind, whether oral or written.

28.
Payments by the Company. All payments required to be made by the Company under this Agreement are subject to statutory deductions and withholdings, as applicable.
29.
Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.
30.
Employment Standards: In the event that your entitlements under Applicable Law exceed the amounts provided under this Agreement, such statutory entitlements shall be provided in lieu of the amounts under this Agreement.
31.
Governing law. This Agreement shall be governed by and construed in accordance with the laws of the Province in which you are regularly domiciled. You agree to attorn to and submit to the jurisdiction of the courts of the applicable province with respect to any matter arising under this Agreement or related to this Agreement.

If you are in agreement with the foregoing terms and conditions please indicate your acceptance by signing in the space provided below and returning the same to the undersigned by February 14, 2025. We look forward to working with you.

Yours truly,

/s/ Angela Lam

AGREEMENT AND ACCEPTANCE:

I have read, understood, and hereby accept the foregoing terms and conditions of my employment with the Company.

I acknowledge that I have had the opportunity to obtain independent legal advice in respect of this Agreement and have either done so or chosen to forego independent legal advice at my discretion. I acknowledge that it has been brought to my attention that all rights under the bonus plan terminate at the end of Active Employment in Good Standing as defined above. I represent that I am not bound by any legal restriction or obligation owed to a previous employer which would prevent me from performing the duties and responsibilities of this position. I further acknowledge and agree that I have not been induced by the Company to leave other employment.

/s/ Issa Jouaneh Issa Jouaneh	2/10/2025 Date

Schedule “A”

EMPLOYEE PROPRIETARY INFORMATION

AND

INVENTIONS ASSIGNMENT AGREEMENT

The undersigned (“Employee”) is an employee of [INSERT COMPANY], a corporation incorporated under the Canada Business Corporations Act (the “Company”), and (“Employee”) (together referred to as “Parties,” or individually as “Party”), and in partial consideration of and as a condition of Employee’s employment or continued employment by the Company, Company and Employee hereby agrees as follows:

1. Nondisclosure of Proprietary Information. Commencing on Employee’s initial date of employment and continuing so long as the Proprietary Information (as defined herein) remains confidential, Employee shall hold all Company's, its assigns and affiliates Proprietary Information in confidence and shall not disclose, use, copy, publish, summarize or remove from the premises of the Company, any Proprietary Information, except: (a) as necessary for Employee’s provision of employment services; (b) following the termination or expiration of Employee’s employment, only as specifically authorized in writing by the Company; or (c) as otherwise required pursuant to valid judicial order, provided Employee shall provide prior written notice of such order. Notwithstanding anything herein to the contrary, Employee’s obligations regarding the Company’s Proprietary Information shall survive the termination of Employee’s employment for any reason and shall continue thereafter for as long as the Proprietary Information remains confidential.

2.
Company Property. All papers, records, information technology, data, notes, drawings, files, documents, equipment and other materials, including all copies of such materials, relating in any way to the Employee's employment or the business of the Company that Employee possesses or creates as a result of or during Employee’s employment by the Company, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of Employee’s employment with the Company for any reason, Employee will promptly deliver all such materials to the Company. In addition, Employee will not bring onto the Company’s premises any unpublished document or other property belonging to any other person, company, entity, or association without the prior written consent of that person, company, entity or association and the Company.
3.
Inventions. Employee agrees that all Inventions (as defined herein) conceived or first reduced to practice by Employee as part of or in any way related to Employee’s employment by the Company, and all patent rights and copyrights in and to such Inventions, are the property of the Company. Employee hereby irrevocably assigns and agrees to assign to the Company or the Company’s designate, without further consideration, all of Employee’s entire right, title, and interest in and to all Inventions, including, without limitation, all rights to obtain, register, perfect, and enforce patents, copyrights, and other intellectual property protection for the Inventions. This assignment shall include an assignment of any moral rights that the Employee may have in any copyrighted material.

4.
License. To the extent that the Company’s use or exploitation of the Inventions or works made or contributed by Employee hereunder may require a license from Employee, Employee hereby grants the Company a fully-paid, royalty-free, non-exclusive, perpetual, worldwide license, with unlimited right to sublicense, to make, use, sell, copy, modify, prepare derivative works of, publish, distribute, perform, display and otherwise exploit such Inventions or works. The Company may freely transfer or assign its rights generally in the Inventions or works.
5.
Invention Disclosure. Employee will disclose promptly and in writing to the Company, all Inventions and works which Employee has conceived, made, will make or have reduced or will reduce to practice as part of or in any way related to Employee’s employment by the Company, and Employee will make such disclosures in a form that will allow the Company to determine if any such Inventions or works are Company Inventions.
6.
Cooperation in Patent and Copyright Applications and Ownership Rights. Employee agrees that should the Company elect to file an application for intellectual property protection, either in the Canada or any other country, in respect of an Invention of which Employee is or was an inventor, creator or author, Employee will execute all necessary truthful papers, including formal assignments to the Company, relating to such applications, and will provide all such cooperation and assistance as is reasonably required for the orderly prosecution of any such applications or assignments. Employee further agrees that he or she will execute and deliver to the Company, its successors and assigns, any assignments or documents that the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all right, title, and interest of every kind and nature, in and to an Invention. The Employee irrevocably appoints the Company as his or her agent to execute and deliver any such assignments or documents, including applications for intellectual property protection, this power and agency being coupled with an interest and being irrevocable. Employee’s obligations under this Agreement shall survive the termination or expiration of the Employee's employment for any reason, whether or not the Employee is wrongfully dismissed or notice or pay in lieu of notice is given.
7.
Representations and Prior Agreements. Employee represents and warrants to the Company that no provision of any agreement by which Employee is bound (i) prohibits or in any way restricts Employee’s employment by the Company or (ii) requires Employee to assign or otherwise transfer to any person or entity, other than the Company, any work or Invention created, conceived or first reduced to practice by Employee as part of or in any way related to Employee’s employment. In addition, Employee represents and warrants that, except as otherwise agreed to in writing by the Company, any works and Inventions created during or in any way related to employment will contain only original Inventions and works conceived, developed and reduced to practice by Employee.

In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents, and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee. Employee hereby waives and releases to the Company any and all claims, of any nature whatsoever, which Employee now or may ever have for infringement of any rights irrevocably assigned hereunder to the Company.

8.
Definitions.

8.1 Proprietary Information. Employment shall create a relationship of confidence and trust between the Company and Employee with respect to any information:

A.
Applicable to the business of the Company;
B.
Applicable to the business of any client or customer of the Company, which may be made known to Employee by the Company or by any client or customer of the Company, or learned by Employee in such context during the period of employment; or
C.
Which the Employee comes into possession of or becomes aware of on account of or in any way related to his or her employment.

All of such information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non‐technical information including patent, trade secret, copyright, and proprietary information, techniques, sketches, drawings, models, inventions, know‐ how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, its respective information concerning experimental work, development, research, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, marketing plans and information. Proprietary Information" also includes proprietary or confidential information of any third party who may disclose such information to Company or Employee in the course of Company's business, as well as any other information that is confidential or proprietary at common law.

8.2 Inventions. As used in this Agreement, the term "Inventions" means any and all new or useful art, information technology, engineering technology, discovery, improvement, technical development, or invention whether or not patentable, and all related know‐how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.

Acknowledgement of Agreement

This Agreement represents the entire understanding of Employee with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both the Employee and the Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

This Agreement shall be governed in accordance with the law of the Province of Ontario The Parties irrevocably attorn to the jurisdiction of the courts of the Province of Ontario for the resolution of any disputes or differences arising from the interpretation, application, administration or an alleged violation of this Agreement.

Employee certifies and acknowledges that Employee has carefully read all of the provisions of this Agreement and that Employee understands and will fully and faithfully comply with such provisions.

COMPANY	EMPLOYEE
/s/ Angela Lam Signature	/s/ Issa Jouaneh Signature
Angela Lam Print Name	Issa Jouaneh Print Name
HRIS Manager Title	President, Connections Title
2/10/2025 Date	2/10/2025 Date